As filed with the Securities and Exchange Commission on June 19 , 2020

Registration Statement No. 333-238859

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTWATER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1000	75-2212772
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0516
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey L. Vigil
Vice President—Finance and Chief Financial Officer
Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0481
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq. David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 Telephone: (303) 899-7300 Facsimile: (303) 899-7333	Anthony J. Marsico, Esq. Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019 Telephone: (212) 415-9200 Facsimile: (212) 953-7201

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	1,971,000	$2.245	$4, 424,895	$574.35 (3)(4)

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average high and low per share prices of the registrant’s common stock as reported on The Nasdaq Capital Market on May 29, 2020.

(3)Pursuant to Rule 457(p), a portion ($574.35) of the registration fee paid by the registrant with respect to Registration Statement File No. 333-231015 (filed on April 24, 2019), which was withdrawn by the registrant, is being applied to payment of the registration fee with respect to this registration.

(4) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to Completion, Dated June 19, 2020

PRELIMINARY PROSPECTUS

Up to 1,971,000 Shares

Common Stock

This prospectus relates to the sale of 1,971,000 shares of our common stock by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be purchased pursuant to the purchase agreement, dated May 21, 2020 and amended May 29, 2020, that we entered into with Lincoln Park.  See “The Lincoln Park Transaction” for a description of the purchase agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. We have sold 192,471 shares of common stock to Lincoln Park in an initial purchase under the purchase agreement on May 21, 2020 for a total purchase price of $250,000. We may receive up to an additional $11,750,000 aggregate gross proceeds under the purchase agreement from any sales we make to Lincoln Park pursuant to the purchase agreement after the date of this prospectus.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR”. On May 29, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.21 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 8 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in an applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated       , 2020

TABLE OF CONTENTS

Page

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS1

PROSPECTUS SUMMARY3

RISK FACTORS8

THE LINCOLN PARK TRANSACTION10

USE OF PROCEEDS16

MARKET FOR COMMON STOCK AND DIVIDEND POLICY16

SELLING STOCKHOLDER16

PLAN OF DISTRIBUTION18

DESCRIPTION OF COMMON STOCK19

LEGAL MATTERS22

EXPERTS22

WHERE YOU CAN FIND MORE INFORMATION22

INFORMATION INCORPORATED BY REFERENCE22

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus relates to the offering of our common stock. Before buying any of our common stock, you should carefully read this prospectus, any supplement to this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision.

References to the “Company,” “Westwater,” “WWR,” “we,” “our” and “us” in this prospectus are to Westwater Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are generally identifiable by use of the words “estimate,” “project,” “believe,” “intend,” “plan,” “anticipate,” “expect” and similar expressions. Such forward-looking statements include, without limitation, statements regarding the adequacy of funding, liquidity, the timing or occurrence of any future drilling or production from the Company’s properties, the ability of the Company to acquire additional properties or partner with other companies, the realization of expected benefits from recent business combinations and the Company’s anticipated cash burn rate and capital requirements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

•the spot price and long‑term contract price of graphite, vanadium, lithium and uranium;

•the ability of the Company to enter into and successfully close acquisitions, dispositions or other material transactions;

•the Company’s ability to raise capital in the future;

•government regulation of the mining industry and the nuclear power industry in the United States;

•risks associated with our operations and the operations of our partners, including the impact of COVID-19;

•our expectations regarding the use of funds from the Company’s Paycheck Protection Program (PPP) Loan and the potential for loan forgiveness under the terms of the PPP Loan;

•operating conditions at our mining projects;

•the world‑wide supply and demand of graphite, vanadium, lithium and uranium;

•weather conditions;

•unanticipated geological, processing, regulatory and legal or other problems we may encounter;

•the results of our exploration activities, and the possibility that future exploration results may be materially less promising than initial exploration results;

•any graphite, vanadium, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals;

•currently pending or new litigation or arbitration;

•our ability to continue to satisfy the listing requirements of the Nasdaq Capital Market;

•our ability to maintain and timely receive mining and other permits from regulatory agencies; and

•the risks set forth under the caption “Risk Factors” herein and in our most recent Annual Report on Form 10-K and our other filings with the SEC.

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus, any accompanying prospectus supplement or free writing prospectus, or any document incorporated by reference in this prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any accompanying prospectus supplement or free writing prospectus, and the documents incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus might not occur.

PROSPECTUS SUMMARY

This summary highlights selected information about Westwater Resources, Inc. and this offering of common stock. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Westwater Resources, Inc. you should read carefully this entire prospectus, including the “Risk Factors” section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, “common stock” means our common stock, par value $0.001 per share.

Westwater Resources Overview

Westwater Resources, Inc. is a 40-year-old public company trading on the Nasdaq Capital Market under the symbol “WWR.” Originally incorporated in 1977 as Uranium Resources, Inc. to mine uranium in Texas, our company has been reborn as a diversified energy materials developer. Westwater now has a presence in uranium, lithium exploration, and battery-graphite materials after its acquisition of Alabama Graphite Corp. in April 2018. In addition, Westwater recently discovered significant vanadium concentrations at the Coosa Project in Alabama and has an exploration plan available to further investigate the size and extent of those concentrations.

Westwater holds battery-graphite development properties in Alabama, exploration properties with lithium exploration potential in Nevada and Utah, two idled uranium production properties in Texas and several uranium properties in Texas and New Mexico. Westwater ceased uranium production in 2009 due to reductions in the price of uranium, although Westwater’s uranium properties and facilities in Texas can be restarted once the price of uranium recovers to acceptable levels.

Effective August 21, 2017, we amended our certificate of incorporation to change our name from Uranium Resources, Inc. to Westwater Resources, Inc. to reflect our broader focus on energy materials exploration and development. Our principal executive offices are located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, and our telephone number is (303) 531-0516. Our website is located at www.westwaterresources.net. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

The Purchase Agreement with Lincoln Park

On May 21, 2020, we entered into a purchase agreement with Lincoln Park, as amended on May 29, 2020, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $12,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on May 21, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of 1,971,000 shares of our common stock, comprised of: (i) 156,250 shares that we already issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, (ii) 192,471 shares that we sold to Lincoln Park for $250,000 on May 21, 2020 for an initial purchase under the Purchase Agreement, and (iii) an additional 1,622,279 shares we have reserved for issuance to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.

Other than 156,250 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, and 192,471 shares issued to Lincoln Park for its initial $250,000 purchase of common stock on May 21, 2020, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares being issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement. Thereafter, we may, from time to time and at our sole discretion for a period of 24-months, on any business day that we select, direct Lincoln Park to purchase up to 40,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of May 29, 2020, there were 5,916,815 shares of our common stock outstanding, of which 5,914,458 shares were held by non-affiliates, including the 348,721 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $12,000,000 of our common stock to Lincoln Park, only 1,971,000 shares of our common stock are being offered under this prospectus, which represents the 348,721 shares that we have already issued to Lincoln Park under the Purchase Agreement and additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $12,000,000 total commitment available to us under the Purchase Agreement.  If all of the 1,971,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 26% of the total number of shares of our common stock outstanding and approximately 26% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 1,971,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement any shares of our common stock to the extent the issuance of such shares of common stock, when aggregated with all other shares of common stock issued pursuant to the Purchase Agreement, would cause the aggregate number of shares of common stock we issued pursuant to the Purchase Agreement to exceed 8,000,000 shares of common stock as approved by our stockholders at our Annual Meeting of Stockholders held on April 28, 2020, which limitation we refer to as the Maximum Share Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Maximum Share Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase

Agreement equals or exceeds $2.0777, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Maximum Share Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Summary of the Offering

The following summary contains basic information about the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities being offered by the selling stockholder, please refer to the section of this prospectus titled “Description of Securities.”

Common stock offered by the selling stockholder

1,971,000 shares consisting of:

•156,250 commitment shares issued to Lincoln Park upon the execution of the Purchase Agreement;

•192,471 initial purchase shares issued to Lincoln Park upon execution of the Purchase Agreement for the initial $250,000 purchase; and

•1,622,279 additional shares that we may sell to Lincoln Park under the Purchase Agreement

Common stock outstanding	5,916,815 shares of common stock
Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We have received $250,000 gross proceeds from Lincoln Park in the initial purchase under the Purchase Agreement, which we completed at the time we executed the Purchase Agreement, and we may receive up to an additional $11,750,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. Any proceeds that we receive from such sales will be used for general corporate purposes, which may include technical studies, restoration commitments, costs for advancing our graphite business, capital expenditures, debt reduction and working capital. See “Use of Proceeds.”

Nasdaq Capital Market symbol	“WWR”
Risk Factors

See “Risk Factors” beginning on page 8 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our securities.

The number of shares of common stock is based on 5,916,815 shares outstanding as of May 29, 2020, and excludes:

•36,569 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2020;

•197,622 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2020, including warrants to purchase 182,515 shares of our common stock held by Lincoln Park; and

•395,886 additional shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended on April 28, 2020.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in the other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we have incorporated herein by reference. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks, and the market or trading price of our common stock could decline due to any of these risks. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering and Ownership of Our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On May 21, 2020, we entered into the Purchase Agreement with Lincoln Park, as amended on May 29, 2020, pursuant to which (i) we issued 156,250 shares to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, (ii) we sold 192,471 shares to Lincoln Park for $250,000 as an initial purchase under the Purchase Agreement, and (iii) Lincoln Park has committed to purchase up to an additional $11,750,000 of our common stock. In addition, on May 30, 2019, we issued 104,294 shares of our common stock and warrants to purchase up to 182,515 shares of our common stock to Lincoln Park in a private placement. The warrants have an exercise price of $5.062 per share (subject to pro rata adjustments for stock dividends, stock splits, recapitalizations and similar transactions) and became exercisable on November 30, 2019 and are exercisable at any time during the five-year period following such date.

The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement on Form S-1 that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $12,000,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 40,000 shares of our common stock, which may be increased to up to 100,000 shares of our common stock depending on the market price of our common stock at the time of sale, and, in each case, subject to a maximum limit of $600,000 per purchase, on any single business day (such share amounts being subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Assuming a purchase price of $2.21 per share (the closing sale price of the common stock on May 29, 2020) and the purchase by Lincoln Park of 1,622,279 purchase shares, proceeds to us would only be $3,585,237.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $12,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. We currently have no authorized preferred stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

The Company has no history of paying dividends on its common stock, and we do not anticipate paying dividends in the foreseeable future.

The Company has not previously paid dividends on its common stock. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

THE LINCOLN PARK TRANSACTION

General

On May 21, 2020, we entered into a purchase agreement with Lincoln Park, as amended on May 29, 2020, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $12,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on May 21, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of 1,971,000 shares of our common stock, comprised of: (i) 156,250 shares that we already issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, (ii) 192,471 shares that we sold to Lincoln Park for $250,000 on May 21, 2020 for an initial purchase under the Purchase Agreement, and (iii) an additional 1,622,279 shares we have reserved for issuance to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.

Other than 156,250 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, and 192,471 shares issued to Lincoln Park for its initial $250,000 purchase of common stock on May 21, 2020, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement. Thereafter, we may, from time to time and at our sole discretion for a period of 24-months, on any business day that we select, direct Lincoln Park to purchase up to 40,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of May 29, 2020, there were 5,916,815 shares of our common stock outstanding, of which 5,914,458 shares were held by non-affiliates, including the 348,721 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $12,000,000 of our common stock to Lincoln Park, only 1,971,000 shares of our common stock are being offered under this prospectus, which represents the 348,721 shares that we have already issued to Lincoln Park under the Purchase Agreement and additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase

Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $12,000,000 total commitment available to us under the Purchase Agreement.  If all of the 1,971,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 26% of the total number of shares of our common stock outstanding and approximately 26% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 1,971,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement any shares of our common stock to the extent the issuance of such shares of common stock, when aggregated with all other shares of common stock issued pursuant to the Purchase Agreement, would cause the aggregate number of shares of common stock we issued pursuant to the Purchase Agreement to exceed 8,000,000 shares of common stock as approved by our stockholders at our Annual Meeting of Stockholders held on April 28, 2020, which limitation we refer to as the Maximum Share Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Maximum Share Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.0777, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Maximum Share Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, upon Commencement, on any business day that we select, we may direct Lincoln Park to purchase up to 40,000 shares of our common stock in a regular purchase on such business day, which is referred to as a Regular Purchase in this prospectus, provided, however, that (i) the Regular Purchase may be increased to up to 60,000 shares, provided that the closing sale price of our common stock is not below $2.00 on the purchase date, (ii) the Regular Purchase may be increased to up to 80,000 shares, provided that the closing sale price of our common stock is not below $3.00 on the purchase date, and (iii) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price of the common stock is not below $4.00 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $600,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

The purchase price per share for each such Regular Purchase will be equal to 93% of the lower of:

•the lowest sale price for our common stock on the purchase date of such shares; and

•the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing price of our common stock on such business day is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

•three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•93% of the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase

Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

•three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement and the closing sale price of our common stock on the business day immediately preceding the delivery of multiple Additional Accelerated Purchase notices is greater than $0.50.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•93% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•suspension by our principal market of our common stock from trading for a period of one business day;

•the de-listing of our common stock from The Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor thereto);

•the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•if at any time we are not eligible to transfer our common stock electronically; or

•if at any time the Maximum Share Cap is reached, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 1,971,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $12,000,000 of our common stock, which includes the $250,000 initial purchase of shares following execution of the Purchase Agreement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $12,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Maximum Share Cap, unless we obtain stockholder approval to issue shares in excess of the Maximum Share Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.0777, such that the transactions contemplated by the Purchase Agreement are exempt from the Maximum Share Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap. On April 28, 2020, our stockholders approved the issuance of up to 8,000,000 shares of our common stock under the Purchase Agreement. We would seek additional stockholder approval before issuing more than such 8,000,000 shares. In addition, we would also seek additional stockholder approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement above $12,000,000.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$1.00	1,971,000	26%	$1,872,279
$2.21 (3)	1,971,000	26%	$3,835,237
$4.00	1,971,000	26%	$6,739,116
$8.00	1,817,471	25%	$12,000,000
$12.00	1,327,888	19%	$12,000,000

(1)Although the Purchase Agreement provides that we may sell up to $12,000,000 of our common stock to Lincoln Park, we are only registering 1,971,000 shares under this prospectus, including 156,250 shares issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement and 192,471 shares already sold to Lincoln Park for $250,000 as an initial purchase under the Purchase Agreement, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. On April 28, 2020, our stockholders approved the issuance of up to 8,000,000 shares of our common stock under the Purchase Agreement. We would seek additional stockholder approval before issuing more than such 8,000,000 shares.

(2)The denominator is based on 5,916,815 shares outstanding as of May 29, 2020, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to Lincoln Park shares such that, after giving effect to such sale and issuance, Lincoln Park and its affiliates would beneficially own more than 9.99% of the then outstanding shares of our common stock.

(3)The closing sale price of our shares on May 29, 2020.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We received $250,000 from Lincoln Park as its initial purchase pursuant to the Purchase Agreement, and we may receive up to an additional $11,750,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $11.9 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any net proceeds that we receive under the Purchase Agreement for general corporate purposes, which may include advancing our graphite business, making additions to our working capital or funding future acquisitions, among other things. It is possible that no shares will be issued under the Purchase Agreement.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Capital Market under the symbol “WWR.” The last reported sale price of our common stock on May 29, 2020 on the Nasdaq Capital Market was $2.21 per share. As of April 9, 2020, there were 278 holders of record of our common stock.

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement.  We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on May 21, 2020, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to Lincoln Park from time to time at our discretion under the Purchase Agreement.  The “selling stockholder” may sell some, all or none of its shares.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus.  The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of May 20, 2020.  Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.  The percentage of shares beneficially owned prior to the offering is based on 5,568,094 shares of our common stock actually outstanding as of May 20, 2020.

Name	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering(1)
	Number	%		Number	%
Lincoln Park Capital Fund, LLC(2)	282,581 (3)	4.9%(4)	1,971,000	282,581 (3)	3.7%(5)

(1)Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(3)Consists of 100,066 shares of common stock held by Lincoln Park and 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in a private placement transaction we completed on May 30, 2019 and which became exercisable on November 30, 2019 and are exercisable at any time during the five-year period following such date. Such warrants include a beneficial ownership cap which prohibits the issuance of any shares of common stock upon exercise of such warrants if such issuance would cause Lincoln Park’s beneficial ownership of our common stock to exceed 9.9% of our outstanding common stock. Excludes the 1,971,000 shares of common stock being registered hereunder, of which 156,250 shares were issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement and 192,471 shares were sold to Lincoln Park for $250,000 as an initial purchase under the Purchase Agreement and the remainder of which we may sell to Lincoln Park as purchase shares pursuant to the Purchase Agreement, because the issuance and sale of such shares is solely at our discretion and is subject to certain conditions precedent, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement on Form S-1 of which this prospectus is a part becoming and remaining effective under the Securities Act.  Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Maximum Share Cap and the Beneficial Ownership Cap.  See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(4)Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on May 20, 2020, which pursuant to Rule 13d-3 under the Exchange Act (A) consists of the 100,066 shares of common stock held by Lincoln Park and 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in the private placement transaction we completed on May 30, 2019, and (B) excludes the 1,971,000 shares which have been or may be sold to Lincoln Park hereunder in connection with the Purchase Agreement, by (ii) the number of shares of our common stock outstanding as of May 20, 2020 plus the 182,515 shares issuable upon exercise of the warrants referred to in clause (A) in clause (i) above, and excluding the shares referred to in clause (B) in clause (i) above.

(5)Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on May 20, 2020 (which pursuant to Rule 13d-3 under the Exchange Act consists of the 100,066 shares of common stock held by Lincoln Park and 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in the private placement transaction we completed on May 30, 2019), assuming all shares of common stock registered hereunder have been resold by (ii) the number of shares of our common stock outstanding as of May 20, 2020, as adjusted to include the 1,971,000 shares which have been or may be sold to Lincoln Park hereunder in connection with the Purchase Agreement and the 182,515 shares issuable upon exercise of the warrants referred to in clause (i) above.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•ordinary brokers’ transactions;

•transactions involving cross or block trades;

•through brokers, dealers, or underwriters who may act solely as agents;

•“at the market” into an existing market for the common stock;

•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•in privately negotiated transactions; or

•any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions.  Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by Lincoln Park.  We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.  Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR”.

DESCRIPTION OF COMMON STOCK

Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share. As of May 29, 2020, there were 5,916,976 shares of our common stock issued and 5,916,815 shares of our common stock outstanding, all of which are fully paid and non-assessable. As of March 31, 2020, there were 37,786 shares of common stock issuable upon the exercise of outstanding options, 197,622 shares of common stock issuable upon exercise of outstanding warrants, including warrants to purchase 182,515 shares of our common stock held by Lincoln Park, and as of May 29, 2020, 395,886 shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended, which amount includes 350,000 shares following approval by stockholders on April 28, 2020.

Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present.

There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

Computershare Trust Company is the transfer agent and registrar for our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR.”

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our common stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and may discourage certain types of transactions that may involve an actual or threatened change of control of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) . In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Authorized but Unissued Stock

Our restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of capital stock, par value $0.001 per share. As of May 29, 2020, there were 5,916,976 shares of our common stock issued and 5,916,815 shares of our common stock outstanding. Our Board of Directors has the authority, without further approval of the stockholders, to issue such shares, which would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our amended and restated bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Amendment of Bylaws

Our Board of Directors is expressly authorized to alter or repeal our bylaws.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our Chairman, President or pursuant to a resolution adopted by a majority of the total number of directors. Stockholders may not propose business to be brought before a special meeting of the stockholders.

Exclusive Forum Selection

Unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

• any derivative action or proceeding brought on our behalf;

• any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees, agents or stockholders;

• any action asserting a claim arising pursuant to any provision of the DGCL, our restated certificate of incorporation or amended and restated bylaws;

• any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine.

This exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our common stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions described in this paragraph. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation or bylaws have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Westwater Resources, Inc. for the fiscal years ended December 31, 2019 and December 31, 2018 incorporated in this prospectus by reference from Westwater Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information set forth in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-1 that may be obtained as described below. Statements contained or incorporated by reference in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company’s website is www.westwaterresources.net. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Westwater and its financial condition, business and results.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020 and as amended on February 28, 2020;

•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 13, 2020;

•our Current Reports on Forms 8-K filed with the SEC on February 4, 2020, March 23, 2020, April 13, 2020, April 28, 2020, April 30, 2020, May 5, 2020, May 22, 2020 and June 1, 2020; and

•the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
Attn: Corporate Secretary
(303) 531-0516

1,971,000 Shares

WESTWATER RESOURCES, INC.

Common Stock

PROSPECTUS

                 , 2020

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the registration and sale of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$574
Printing expense	$5,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$60,000
Miscellaneous fees and expenses	$5,000
Total	$80,574

Item 14.

Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director or officer of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the “DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Our amended and restated bylaws and restated certificate of incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. In addition, the Company has entered into indemnification agreements with certain directors and officers that provide for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities

Issuance to Cantor Fitzgerald

On October 16, 2019, the Company issued 46,636 shares of its common stock to Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) in satisfaction of amounts due for advisory services provided pursuant to the terms of a letter agreement (the “Cantor Agreement”), dated March 4, 2015, between the Company and Cantor Fitzgerald. Under the Cantor Agreement, Cantor Fitzgerald provided financial advisory services to the Company in connection with the Company’s sale of certain assets to Uranium Royalty (USA) Corp. and Uranium Royalty Corp (together, “URC”). Upon the closing of the transaction with URC, Cantor Fitzgerald became entitled to an advisory fee of $280,000, of which the Company paid $140,000 in cash.  Cantor Fitzgerald accepted 46,636 shares in lieu of the remaining $140,000 due under the Cantor Agreement at a value of approximately $3.002 per share, which shares were issued on October 16, 2019. The shares issued under the Cantor Agreement were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Lincoln Park Transactions

On May 24, 2019, the Company entered into a securities purchase agreement with Lincoln Park, pursuant to which the Company agreed to issue and sell to Lincoln Park, and Lincoln Park agreed to purchase from the Company, (i) 104,294 shares of the Company’s common stock, and (ii) warrants to initially purchase an aggregate of up to 182,515 shares of common stock (the “warrant shares”), at an exercise price of $5.062 per share, for an aggregate of $550,751. The transaction closed on May 30, 2019. The warrants will become exercisable upon the six-month anniversary of the closing date and thereafter at any time during the five-year period following such date. If a resale registration statement covering the warrant shares is not effective and available at the time of exercise, the warrants may be exercised by means of a “cashless” exercise formula.

On May 21, 2020, the Company entered into a purchase agreement with Lincoln Park, as amended on May 29, 2020, pursuant to which the Company (i) issued 156,250 shares to Lincoln Park as a commitment fee for making the commitment under the purchase agreement, and (ii) sold 192,471 shares to Lincoln Park for $250,000 as an initial purchase under the Purchase Agreement.

The securities referred to above, including the warrant shares, were or will be issued and sold by the Company in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Acquisition of Alabama Graphite

On April 23, 2018, the Company completed its acquisition of 100% of the outstanding securities of Alabama Graphite Corp. (“Alabama Graphite”). Each Alabama Graphite ordinary share was exchanged for 0.0016 common share of Westwater. Each warrant and option of Alabama Graphite was also exchanged for warrants and options exercisable for common shares of Westwater on the same terms and conditions as were applicable prior to the Alabama Graphite transaction, except that the exercise price was converted for the 0.0016 share exchange ratio and for the USD exchange rate on the agreement date which was $0.77809 (CAD to USD) on December 13, 2017. The Company issued 232,504 new shares, 7,280 options and 42,888 warrants upon completion of the acquisition in reliance upon an exemption from registration under federal securities laws provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance and exchange of securities approved after a public hearing on the fairness of the terms and conditions of the exchange by a court of competent jurisdiction at which all persons to whom the securities were issued had the right to appear. The arrangement received approval by the Supreme Court of British Columbia.

Aspire Capital Transactions

On April 8, 2016, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund LLC (“Aspire Capital”) to place up to $12.0 million in the aggregate of the Company’s common stock on an ongoing basis when required by the Company over a term of 30 months. As consideration for Aspire Capital entering into the CSPA, the Company issued 4,800 shares of its common stock to Aspire Capital upon the Company’s receipt of shareholder approval at its Annual General Meeting of Stockholders which was held on June 7, 2016. The Company sold 95,200 shares of common stock for net proceeds of $6.7 million under the April 8, 2016 CSPA. The parties terminated the April 8, 2016 CSPA upon entering into the September 25, 2017 CSPA described below.

On September 25, 2017, the Company entered into another CSPA with Aspire Capital to place up to $22.0 million in the aggregate of the Company’s common stock on an ongoing basis when required by the Company over a term of 30 months. As consideration for Aspire Capital entering into the September 25, 2017 CSPA, the Company issued 17,600 shares of its common stock to Aspire Capital. On September 27, 2017, pursuant to the September 25, 2017 CSPA and after satisfaction of certain commencement conditions, Aspire Capital made an initial purchase of 28,571 shares of common stock for which the Company received net proceeds of $2.0 million. Through its termination on June 14, 2018, Aspire Capital purchased an additional 54,502 shares of common stock for which the Company received net proceeds of $1.5 million.

The issuance of the commitment shares and other shares of common stock to Aspire Capital under the CSPAs was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Other Acquisitions and Consulting Arrangements

On April 18, 2018, the Company issued 4,000 shares of common stock, with a fair value on the date of issuance of $114,000 for an option agreement to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. All such shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

On May 3, 2018, the Company issued 3,455 shares of common stock, with a fair value on the date of issuance of $95,000, for consideration of consulting services that were provided to the Company over the ensuing twelve months. All such shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Item 16.

Exhibits and Financial Statement Schedules

Exhibit
NumberDescription

1.1Controlled Equity OfferingSM Sales Agreement, dated April 14, 2017, between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K filed on April 17, 2017).

2.1Asset Purchase Agreement, dated March 5, 2019, among the Company, Uranium Royalty (USA) Corp., and Uranium Royalty Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019).

2.2Amendment No. 1 to Asset Purchase Agreement, dated June 28, 2019, among the Company, Uranium Royalty (USA) Corp., and Uranium Royalty Corp. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019).

3.1Restated Certificate of Incorporation of the Company, as amended through April 22, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019).

3.2Amended and Restated Bylaws of the Company, as amended August 21, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017).

4.1Warrant to Purchase Common Stock issued to Lincoln Park Capital Fund, LLC, dated as of May 30, 2019 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 31, 2019).

5.1*Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.

10.1Westwater Resources, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.35 to the Company’s Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 2005).

10.2Amended and Restated 2004 Directors’ Stock Option Plan dated April 10, 2007 (incorporated by reference to Exhibit 10.43 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed April 11, 2007, SEC File No. 333-133960)

10.3Amended and Restated 2004 Directors’ Stock Option and Restricted Stock Plan dated April 1, 2010 (incorporated by reference to Exhibit 10.43.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010).

10.4Westwater Resources, Inc. 2013 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 3, 2020).

10.5Form of Restricted Stock Agreement under the Company’s 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 7, 2013).

10.6Form of Non-Qualified Stock Option Agreement under the Company’s 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 7, 2013).

10.7Form of Restricted Stock Unit Agreement under the Company’s 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 7, 2013).

10.8Form of Deferred Stock Unit Agreement For Non-Employee Directors under the Company’s 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017).

10.9Employment Agreement, dated March 12, 2013, between the Company and Christopher M. Jones (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

10.10Employment Agreement, effective June 14, 2013, between the Company and Jeffrey L. Vigil (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013).

10.11First Amendment to Employment Agreement, effective May 22, 2017, between the Company and Jeffrey L. Vigil (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017).

10.12Purchase Agreement, dated as of May 21, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 22, 2020).

10.13Amendment No. 1 to Purchase Agreement, dated as of May 29, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2020).

10.14Registration Rights Agreement, dated as of May 21, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 22, 2020).

21.1Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018).

23.1*Consent of Hogan Lovells (included in Exhibit 5.1).

23.2*Consent of Moss Adams LLP.

24*Power of Attorney (included on signature page to Registration Statement on Form S-1 filed June 1, 2020, File No. 333-238859)

* Previously filed as an exhibit to the Registration Statement on Form S-1, Registration No. 333-238859.

Item 17. Undertakings.

(a)The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Centennial, State of Colorado, on June 19, 2020.

WESTWATER RESOURCES, INC.

By:     /s/ Christopher M. Jones

Name:Christopher M. Jones

Title:President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher M. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2020
Christopher M. Jones
/s/ Jeffrey L. Vigil	Vice President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2020
Jeffrey L. Vigil
*	Director and Chairman	June 19, 2020
Terence J. Cryan
*	Director	June 19, 2020
Karli S. Anderson
*	Director	June 19, 2020
Tracy D. Pagliara
*	Director	June 19, 2020
Deborah A. Peacock

*By:	/s/ Jeffrey L. Vigil
Jeffrey L. Vigil, Attorney-in-Fact